Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 3 to Registration Statement on Form S-1 (No. 333-185676) of our report dated March 30, 2016, relating to the consolidated financial statements of TriLinc Global Impact Fund, LLC appearing in the Annual Report on Form 10-K of TriLinc Global Impact Fund, LLC for the year ended December 31, 2015, filed with the Securities and Exchange Commission and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Moss Adams, LLP

San Francisco, California

April 15, 2016